Exhibit 10.2
AGREEMENT
     THIS AGREEMENT, made and entered into this 19th day of July, 2007, by and between OAK HILL BANKS, hereinafter referred to as “Bank” and D. BRUCE KNOX, hereinafter referred to as “Employee”, and WESBANCO, INC., a West Virginia corporation, hereinafter referred to as “Wesbanco”.
     WHEREAS, Employee is serving as an executive officer of the Bank as of the date hereof, and is a participant in the Oak Hill Financial, Inc. Key Executive Change in Control Plan (the “Plan”) which the parties mutually agree will be terminated as of the Effective Date of the merger of Oak Hill Financial, Inc. (“Oak Hill”) with and into Wesbanco upon payment by Wesbanco of the change in control compensation provided under Section 5 thereof which the parties agree shall be in the amount of One Hundred Fifth Three Thousand Dollars ($153,000), payable in a lump sum on the effective date of the merger (the “Change in Control Payment”) notwithstanding the continued employment of Employer, and
     WHEREAS, the Bank wishes to assure itself of the Employee’s full time employment and continuing services in an executive capacity.
     WITNESSETH THAT: In consideration of the mutual promises and undertakings hereinafter set forth, the parties hereto agree as follows:
     1. OFFER OF EMPLOYMENT. The Bank agrees to, and hereby does, continue the employment of Employee at Bank in an executive capacity. In that capacity, Employee shall be answerable to the Board of Directors of the Bank and such other officers of Wesbanco, the parent company of the Bank, as the Board of Directors of Wesbanco shall direct. Employee shall perform such duties, compatible with his employment under the Agreement, as the Bank, and Wesbanco, from time to time may assign to him.
     2. COMPENSATION. As compensation for the performance of the services specified in Paragraph (1) and the observance of all of the provisions of this Agreement, the Bank agrees to pay Employee, and Employee agrees to accept, the following amounts and benefits during his term of employment:
     (A) Salary at an annualized rate of One Hundred Fifty-three Thousand Dollars ($153,000.00) per year, plus any increases granted by the Board of Directors after the date hereof, and payable in equal biweekly installments; and
     (B) Such other miscellaneous benefits and perquisites as the Bank provides to its executive employees generally.
     3. ACCEPTANCE OF EMPLOYMENT. Employee accepts the employment provided for herein, at the salary set forth above, and agrees to devote his talents and best efforts to the diligent, faithful, and efficient discharge of the duties of his employment, and in furtherance of the operations and best interests of Bank, and observe and abide by all rules and regulations promulgated by Bank for the guidance and direction of its employees and the conduct of its business, operations, and activities.
     4. TERM OF AGREEMENT. The employment term provided for herein shall consist of a term beginning on the Effective Date of the merger of Oak Hill with and into Wesbanco and ending thirty (30) days after conversion of the data processing system of the Bank to the Wesbanco system.

     5. CONFIDENTIALITY. Employee agrees that such information concerning the business, affairs, and records of Bank, Wesbanco or any affiliate thereof as he may acquire in the course of, or as incident to, his employment hereunder, shall be regarded and treated as being of a confidential nature, and that he will not disclose any such information to any person, firm, or corporation, for his own benefit or to the detriment of Bank, Wesbanco or any affiliate thereof, during the term of his employment under this Agreement or at any time following the termination thereof.
     6. MISCELLANEOUS BENEFITS. This Agreement is not intended, and shall not be deemed to be in lieu of any rights, benefits, and privileges to which Employee may be entitled as an employee of Bank under any retirement, pension, profit sharing, insurance, hospital, bonus, vacation, or other plan or plans which may now be in effect or which may hereafter be adopted by Bank, it being understood that Employee shall have the same rights and privileges to participate in such plans and benefits, as any other employee, during the period of his employment.
     7. BINDING EFFECT. This Agreement shall inure to the benefit of and be binding upon Bank’s successors and assigns, including, without limitation, any company or corporation which may acquire substantially all of Bank’s assets or business, or with, or into which Bank may be merged or otherwise consolidated.
     8. TERMINATION. The Employee’s employment hereunder shall terminate upon the earliest to occur of any one of the following:
     (A) The expiration of the initial term of this Agreement, or any extended term of this Agreement; or

     (B) By the Bank for cause (as defined below) or other than for cause, after thirty (30) days written notice to Employee, provided that such termination may be immediate upon notice in the case of a termination by the Bank for cause. Cause for purposes of this Agreement shall mean as follows:
     (i) An act of dishonesty, willful disloyalty or fraud by the Employee that the Bank determines is detrimental to the best interests of the Bank, Wesbanco or any affiliate thereof; or
     (ii) The Employee’s continuing inattention to, neglect of, or inability to perform (other than as a result of the Employee’s disability, as determined by the Bank), the duties to be performed under this Agreement, or
     (iii) Any other breach of the Employee’s covenants contained herein or of any of the other terms and provisions of this Agreement, or
     (iv) The deliberate and intentional engaging by the Employee in gross misconduct which is materially and demonstrably injurious to the Bank, Wesbanco or any affiliate thereof.
     (C) Employee shall have the right to terminate this Agreement and his active employment hereunder at any time after the expiration of the initial term of this Agreement upon thirty (30) days written notice to the Bank.
     (D) Upon the death of Employee, this Agreement shall automatically terminate.
     9. EFFECT OF TERMINATION. In the event of a termination of this Agreement, Employee shall be paid the following severance benefits, payable promptly after the date of termination of his employment, in the following manner:
     (A) In the event that this Agreement is terminated by the death of Employee, this Agreement shall be deemed to have been terminated as of the date of such death except, however, that Bank shall pay to the surviving spouse of Employee, or in lieu thereof, to Employee’s estate, an amount equal to six months of the base salary at his then current base rate.
     (B) In the event that this Agreement is terminated by Employee and Bank by mutual agreement, then Bank shall pay such severance benefits, if any, as shall be agreed upon by Bank and Employee.
     (C) In the event that Bank attempts to terminate this Agreement during the term hereof, other than for cause, death of Employee, or by mutual agreement with Employee, in addition to any other rights or remedies which Employee may have, Employee shall receive an amount equal to the greater of (i) six months of base salary at his then current base rate, or (ii) the base salary Employee would have received had he continued to be employed pursuant to this Agreement throughout the end of the then existing term of employment hereunder.

     (D) In the event Bank terminates this Agreement for cause or the Employee terminates this Agreement, no severance benefits shall be payable hereunder.
     10. ENTIRE UNDERSTANDING; AMENDMENT. This Agreement supersedes all previous agreements between Employee and Bank, except as otherwise specifically provided herein, and contains the entire understanding and agreement between the parties with respect to the subject matter hereof, and cannot be amended, modified, or supplemented in any respect except by a subsequent written agreement executed by the parties hereto.
     11. APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of West Virginia.
     12. CERTAIN OBLIGATIONS OF WESBANCO. While the parties acknowledge that certain provisions of this Agreement maybe unenforceable in some respects against the Bank, pursuant to applicable banking law, it is nonetheless the intention of the parties to create pursuant to this Agreement a valid employment for a definite term (subject to early termination as provided herein) with specified benefits. As an inducement for Employee and Bank to enter into this Agreement, Wesbanco hereby undertakes the independent, separate and unconditional obligation to Employee to pay all amounts which are or may become due to Employee under this Agreement as set forth herein, regardless of the status of the direct or indirect enforceability or validity of Bank’s obligation to pay any or all such amounts as may be due hereunder to Employee; provided, however, that for purposes of this Paragraph 12, Wesbanco shall be obligated to the Employee for any bonuses or any increases in base salary in excess of the rate of One Hundred Fifty-three Thousand Dollars ($153,000.00) per annum only to the extent that it has consented to such bonuses or increases. Wesbanco also acknowledges that it may or may not be entitled to indemnification or contribution from Bank or to be subrogated to the claim of Employee hereunder for any payments Wesbanco may make to Employee; and Wesbanco hereby specifically waives any rights it may otherwise have to indemnification or contribution from Bank or to be subrogated to the claim of Employee hereunder in the event that such payments as are made by Wesbanco would be unenforceable or invalid for any reason against Bank.
     13. OBLIGATIONS OF THE EMPLOYEE UPON TERMINATION. As a condition of and prior to receiving any benefits upon termination of this Agreement, the Employee will be required to enter an agreement with Wesbanco, the form of which will be approved by Wesbanco, under which the Employee will agree to the following:
     (A) To reasonably assist Wesbanco with any transition issues that arises from the Employee’s termination of employment;
     (B) Not to use or disclose proprietary or confidential information of Wesbanco or any affiliate thereof, including customer and clients lists, financial systems, personnel information and other information as reasonably determined by Wesbanco;
     (C) Not to make statements, give interviews, write books, articles or other publications related to Wesbanco or its management, customers or employees without prior written consent of Wesbanco;
     (D) To reasonably cooperate with Wesbanco and its attorneys with respect to any investigation or litigation of which the Employee has knowledge; and

     (E) To provide Wesbanco with a release of claims against Wesbanco, its affiliates, officers, directors and assigns for matters related to the Employee’s employment with Wesbanco or Bank.
     14. REIMBURSEMENT OBLIGATION. The parties acknowledge and agree that a Change in Control Payment will be made to Employee upon the effective date of the merger of Oak Hill with and into Wesbanco notwithstanding the continued employment of Employee and notwithstanding the dual trigger provisions of the Plan. In consideration of such payment, Employee agrees to continue his employment with Bank for the term hereof and in the event Employee voluntarily terminates his employment during the term or is otherwise discharged for cause as defined in said Plan during the term of this Agreement, then Employee shall reimburse Wesbanco any and all Change in Control Payments received by Employee by reason of the merger (including any applicable withholding taxes withheld from such Change in Control Payment). In the event the parties hereto mutually agree to terminate such employment prior to the expiration of said term of the Agreement, the parties agree that no reimbursement will be required hereunder.
     15. TERMINATION OF OAK HILL PLAN. Conditioned upon consummation of the merger by and between Wesbanco and Oak Hill, the parties agree to the termination, as of the Effective Date of the Merger, as those terms are defined in the Agreement and Plan of Merger dated the 19th day of July, 2007, by and between such parties and their named subsidiaries, of the Plan subject to receipt by Employee of the Change of Control Payment provided under Paragraph 5 thereof, except to the extent that any such benefit is provided under this Agreement or to which Employee would be entitled to receive as a continuing employee of Employer.

     16. MISCELLANEOUS. The invalidity or unenforceability of any term or provision of this Agreement as against any one or more parties hereto, shall not impair or effect the other provisions hereof or the enforceability of said term or provision against the other parties hereto, and notwithstanding any such invalidity or unenforceability, each term or provision hereof shall remain in full force and effect to the full extent consistent with law.
     IN WITNESS WHEREOF, Bank and Wesbanco have caused these presents to be signed and their corporate seals to be hereto affixed, and Employee has hereto affixed signature and seal, at Jackson, Ohio, as of the day and year first above written.

OAK HILL BANKS

By	/s/ R. E. Coffman, Jr.

Its President and CEO
(SEAL)
ATTEST:

      Secretary

/s/ D. Bruce Knox			(SEAL)

D. BRUCE KNOX

WESBANCO, INC.

By	/s/ Paul M. Limbert

	Its	President and Chief Executive Officer

(SEAL)

ATTEST:

/s/ Linda Woodfin

Assistant Secretary

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